Exhibit 99.1

American National Bankshares Inc. Announces
Leadership Changes

For more information, contact:

Jeffrey V. Haley
President & Chief Executive Officer
American National Bankshares Inc.
haleyj@amnb.com
434.773.2259

FOR IMMEDIATE RELEASE:

DANVILLE, VA, October 5, 2021 – American National Bankshares Inc. (NASDAQ: AMNB) (“American National” or the “Company”), parent company of American National Bank and Trust Company (the “Bank”), announced today that H. Gregg Strader, Executive Vice President & Chief Banking Officer, will retire at the end of 2021 and also announced that two new Executive Vice Presidents & Co-Heads of Banking, Rhonda P. Joyce and Alex Jung, will succeed him at the Bank.

Mr. Strader joined American National in 2013 and was named the Chief Banking Officer shortly thereafter, overseeing both the commercial and retail lines of business. In addition, Mr. Strader has helped grow the bank by establishing new banking teams as American National strategically expanded into new markets.

“Gregg has been an invaluable part of the Bank’s executive team and we have certainly benefited from his vast experience and excellent leadership. I want to thank him for his commitment in serving our Company and wish him nothing but the best in retirement,” stated Jeffrey V. Haley, President & Chief Executive Officer of the Company and the Bank.

The role of Chief Banking Officer will now be divided among two people to effectively support future growth. Ms. Joyce has been promoted to Executive Vice President & Co-Head of Banking – Commercial of the Bank and Mr. Jung will join the Bank as Executive Vice President & Co-Head of Banking – Consumer & Financial Services.

Having joined American National with the Company’s acquisition of MidCarolina Bank in 2011, Ms. Joyce has been serving as Regional President, overseeing the Bank’s South and North Regions. “A seasoned commercial banker, Rhonda’s natural ability to lead and motivate others makes her an excellent fit for this role and I am confident she will continue to exceed expectations,” remarked Haley.

Mr. Jung will be joining American National on November 15, focusing on consumer and financial services to include the Company’s retail network, mortgage, insurance and wealth management. He has many years of industry experience, including 25 years at BB&T in mortgage, retail lending, commercial and credit. Most recently, Mr. Jung was North Carolina President at Blue Ridge Bank.

Haley added, “I am excited to welcome Alex to American National. His successful and diverse banking experience will be extremely beneficial to us and I look forward to his dedicated oversight of key lines of business. With both Alex and Rhonda focused on strategically growing their respective areas, we will be positioned well for growth.”

  Gregg Strader

Rhonda Joyce	Alex Jung

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About American National Bankshares Inc.

American National is a multi-state bank holding company with total assets of approximately $3.2 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices. American National Bank also manages an additional $1.1 billion of trust, investment and brokerage assets in its Wealth Division. Additional information about American National and American National Bank is available on American National’s website at www.amnb.com.

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